EXHIBIT 10.8A

FIRST AMENDMENT TO THOROUGHBRED HORSEMEN’S AGREEMENT

THIS FIRST AMENDMENT TO THOROUGHBRED HORSEMEN’S AGREEMENT is entered into as of the 1st day of January 2004, by and among COLONIAL DOWNS, L.P., a Virginia limited partnership, STANSLEY RACING CORP., a Virginia corporation (collectively, “Colonial Downs”), and the VIRGINIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC., a Virginia not-for-profit corporation (the “VHBPA”).

WHEREAS, Colonial Downs and VHBPA are party to a Thoroughbred Horsemen’s Agreement, dated as of December 23, 2002 (the “Agreement”); and

WHEREAS, in light of developments since the execution of the Agreement, the parties desire to amend certain provisions of the Agreement pursuant to Section 29 of the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties desiring to be legally bound agree as follows:

1.	A new Subsection (3) is hereby added to Section 5(b) of the Agreement to provide as follows:

(3)	The VHBPA and Colonial Downs agree that notwithstanding their commitment to reduce and eliminate the temporary shortfalls described above, Colonial Downs shall provide up to $1,200,000 to prefund the Thoroughbred Partners’ Account to fund the anticipated shortfall for purse funds for 2004 and shall provide up to $1,000,000 to prefund the Thoroughbred Partners’ Account to fund the anticipated shortfall for race days to be agreed upon by the parties for 2005. This obligation shall survive the expiration of this Agreement pursuant to Section 1 hereof.

2. Collection of Nomination Starter and Similar Fees. A new sentence is hereby added to the end of Section 5(f) of the Agreement to provide as follows:

With respect to collection of the foregoing fees for the Thoroughbred Race Meeting conducted in 2003, Colonial Downs shall have until December 31, 2003 to furnish written notice to the VHBPA of the debtor’s name and the amount owed by that debtor.

3. Relocation of the Chesapeake SWF. Section 8.A.(2) of the Agreement is amended by deleting the first sentence thereof and replacing it with the following:

Colonial Downs shall also relocate no later than December 31, 2005 the existing Chesapeake SWF to a location closer to Virginia Beach (the “New Chesapeake SWF”), subject to Force Majeure Events.

4. New Richmond SWF Thoroughbred Partner’s Account Allocations. Section 8.B. of the Agreement is amended by deleting the first sentence and replacing it with the following:

Upon fulfillment of Colonial Downs’ commitment to open the new Richmond SWF in 2003, Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion as set forth in Exhibit B hereto.

5. Central Southside Virginia SWFs Thoroughbred Partner’s Account Allocations.

a. A new sentence is added to the end of the first paragraph of Section 8.C. as follows:

The parties acknowledge that Colonial Downs prevailed in an SWF referenda in Vinton, Virginia in November 2003 and Colonial Downs agrees that it will open a new SWF facility in Vinton (the “Vinton SWF”) on or before December 31, 2004, subject to Force Majeure Events.

b. The first sentence of Section 8.C.(1) of the Agreement is deleted and replaced with the following:

Upon fulfillment of Colonial Downs’ commitment to open the new Richmond SWF in 2003, Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion so that Colonial Downs’ effective rate of contribution into the Horsemen’s Account shall be as set forth in Exhibit B hereto at each new SWF for which Colonial Downs applies for licenses in the Central-Southside Virginia region, not including any relocation or relicensing within that region of an SWF formerly licensed outside that region.

c. The second and third sentences of Section 8.C.(2) of the Agreement are deleted and replaced with the following:

In the event that Colonial Downs fails to conduct the minimum number of referenda in the time periods specified above, fails to open the Vinton SWF by December 31, 2004, or fails to relocate the existing Chesapeake SWF by December 31, 2005, subject to Force Majeure Events, the contribution rate for thoroughbred handle to the payment of purses set forth in Exhibit B hereto shall be suspended for all SWFs operating in the Central-Southside Virginia Region and for the New Richmond SWF and the New Chesapeake SWF, and the purse contribution rate shall be that rate specified in Exhibit B hereto for “All Other SWFs” until such time as Colonial Downs conducts the minimum number of referenda specified in this Subsection C regardless of the time periods specified above (e.g., conducting an additional referendum in 2005 after conducting only two referenda during the period from January 1, 2003 to December 31, 2004), or until Colonial Downs opens the Vinton SWF, or relocates the existing Chesapeake SWF, as applicable. Upon Colonial Downs conducting such minimum number of referenda, opening the Vinton SWF, or relocating the existing Chesapeake SWF, as applicable, the purse contribution rates shall be reinstated to the rates set forth in Exhibit B hereto for SWFs located in the Central-Southside Virginia Region, the New Richmond SWF, and the New Chesapeake SWF.

6. Report on Northern Virginia SWF Planning. The first sentence of Section 8.E.(4) of the Agreement is deleted and replaced with the following:

Not later than February 1, 2004 or such other date reasonably acceptable to the parties, presenting to the Board of Directors of the VHBPA a report by the principals of Colonial Downs and MVRC setting forth the feasibility and cost of referendum and SWF construction in Northern Virginia, including handle estimates for all SWF sites considered by Colonial Downs and MVRC.

7. Horsemen’s Backstretch Improvements and Programs. The second and third sentences of Section 17 of the Agreement are deleted and replaced with the following:

Colonial Downs shall provide $50,000 in 2003 and $75,000 (subject to adjustment as provided in Subsection 21.B. hereof) in each of 2004 and 2005 to be used solely for capital improvements and to be provided no later than June 1 of each year. Colonial Downs’ obligation to provide such funds for 2005 shall survive the expiration of this Agreement pursuant to Section 1 hereof. The VHBPA shall provide no dollars from its share of the signal sale (see Subsection 4.C.) for 2004.

8. Confirmation of the Agreement. Except as set forth herein, the terms, conditions, and agreements set forth in the Agreement hereby are ratified and confirmed and shall continue in full force and effect. This First Amendment shall be binding upon and inure to the benefit of each party hereto, its legal representatives and assigns and may not be assigned without the consent of each party hereto. This First Amendment and the Agreement, as modified by the First Amendment, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written discussions and understandings. This First Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

VIRGINIA HORSEMEN’S	COLONIAL DOWNS, L.P.
BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.	By:	Stansley Racing Corp., its General Partner

By:		By:
Althea D. Richards, President		Ian M. Stewart, President

STANSLEY RACING CORP.

By:
Ian M. Stewart, President

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